Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of  December 1, 2015 (the "Effective Date"), by and between GSE Systems, Inc., a Delaware corporation with principal executive offices at 1332 Londontown Blvd., Sykesville, MD  21784 (the "Company"), and Bahram Meyssami, residing at ______________ ("Executive").
BACKGROUND
The Company and the Executive desire that the Executive be employed by the Company and have entered into this Employment Agreement to set forth the terms and conditions on which the Executive shall be employed by the Company.
NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:
1.            Employment.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.
2.            Capacity and Duties.  Executive shall be employed in the capacity of Chief Technology Officer of the Company and shall have the duties, responsibilities and authorities normally undertaken by the Chief Technology Officer of a company as well as such other duties, responsibilities, and authorities as are assigned to him by the Chief Executive Officer of the Company, including, but not limited to, those duties set forth on Exhibit A to this Employment Agreement, so long as such additional duties, responsibilities and authorities are consistent with Executive's position as Chief Technology Officer of the Company. The Executive shall devote substantially all of his business time and attention to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board of Directors (the "Board").  Executive will spend substantially all of his working time for the Company, when not traveling on Company business, at the Company's headquarters.  The Executive will be permitted to act or serve as a director, trustee, or committee member of any type of civic or charitable organization or to teach in a university on a part-time basis as long as such activities do not materially interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder.
3.            Term of Employment.  The term of this Agreement shall commence on the Effective Date and continue through December 31, 2017 (the "Initial Term").  The Initial Term shall be automatically extended for an additional one year period on December 31 of each year, beginning December 31, 2016, unless either party provides written notice to the other of its intention not to extend at least 60 days' prior to such date (as so extended, the "Term").
4.            Compensation.  During the Term, subject to all the terms and conditions of this Agreement, and as compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to or provide Executive with the following:
a.
Base Salary.  The Company shall pay to Executive an annual base salary (the "Base Salary") of Two Hundred Twenty Five  Thousand Dollars ($225,000).  The Executive's Base Salary shall be reviewed at least annually with the Board, and the Board may, but shall not be required to, increase (but not decrease) the Base Salary during the Term based upon changes in cost of living, the Executive's performance and other factors deemed relevant by the Board.  The Base Salary will be payable at such intervals as salaries are paid generally to other executive officers of the Company.

b.
Bonus.  For each fiscal year of the Term, beginning with fiscal year 2016, the Executive shall be eligible to earn an annual bonus award (the "Bonus") of up to 25% of Base Salary, based upon the achievement of annual performance goals established by Board prior to the beginning of each fiscal year.  The amount of Bonus to be paid to Executive for any year of this Agreement may, at the sole discretion of the Board of Directors of the Company, be prorated for the number of months which Executive was employed by the Company during such year.  Any Bonus shall be paid on or prior to March 15 of the following year.

c.	Restricted Stock Units.
i.
Upon execution of this Agreement, the Executive will be granted 200,000 performance-restricted stock units ("RSUs"), subject to vesting and all other terms and conditions set forth in the Company's 1995 Long Term Incentive Plan and in a written grant agreement issued to Executive in connection with the grant of such RSUs.

ii.
For each fiscal year during the Initial Term, commencing with fiscal year 2016, the Executive will have the potential to earn 25% of his Base Salary in RSUs, non-qualified stock options or a combination thereof, based upon metrics, such as performance against budget, profitability and stock price performance, as determined by the Board of Directors prior to the beginning of each fiscal year.  All such grants shall be made via a written grant agreement.

d.
Benefits.  Executive shall be entitled to participate in all employee benefit plans maintained by the Company for its senior executives or employees including, without limitation, the Company's medical, dental, vision, 401(k) and life insurance plans and the following benefits:

i.	Vacation. Executive shall be entitled to vacation in accordance with the Company's policy for its senior executives.
ii.	Automobile. The Company shall pay the gasoline in connection with Executive's automobile in accordance with the written policy and guidelines established by the Company for executive officers.
iii.	Medical and Dental/Vision Insurance. The Company shall pay Executive's monthly Medical and Dental/Vision Insurance premiums in association with Company provided health insurance plans.
5.            Business Expenses.  The Company shall reimburse Executive for all reasonable expenses (including, but not limited to, continuing education, business travel, and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for executive officers.
6.            Non-Competition, Non-Solicitation, Non-Disparagement.
a.
Acknowledgements.  The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing and investment strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Executive further acknowledges that:  the amount of the Executive's compensation reflects, in part, the Executive's obligations and the Company's rights under this Agreement; that the Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this Agreement or the Company's enforcement thereof.

b.
Non-Competition.  Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Term and for the 12-month period beginning on the last day of the Executive's employment with the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States. For purposes of this Section 6, "Prohibited Activity" means any activity to which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company anywhere in the world.  Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

c.
Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the Term and the 12-month period beginning on the last day of the Executive's employment with the Company.

d.
Non-solicitation of Customers.  The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company. The Executive agrees and covenants, during the Term and for the 12-month period following the effective date of termination of this Agreement for any reason, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company's current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or for purposes of inducing any such customer to terminate its relationship with the Company.

e.
Confidential Information.  All Confidential Information which Executive may now possess, may obtain during the Term, or may create prior to the end of the Term  relating to the business of the Company or of any of its customers or suppliers shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him except during the Term in the business and for the benefit of the Company, in each case without prior written permission of the Company. Executive shall return all tangible evidence of any Confidential Information to the Company prior to or at the termination of his employment. For purposes of this Agreement, "Confidential Information" means any and all information related to the Company or any of its subsidiaries that is not generally known by others with whom they compete or do business.

f.
Enforcement.  Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive.  Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

g.	Tolling. The period of time applicable to any covenant in this Section 6 will be extended by the duration of any violation by Executive of such covenant.
h.
Reformation.  If any covenant in this Section 6 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

7.            Patents.  Any interest in patents, patent applications, inventions, copyrights, developments, know-how and processes ("Inventions") which Executive now or hereafter during the period he is employed by the Company under this Agreement  may own or develop relating to the fields in which the Company or any of its subsidiaries may then be engaged shall belong to the Company; and forthwith upon request of the Company, Executive shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to all Inventions, free and clear of all liens, charges, and encumbrances.
8.            Termination.  Executive's employment hereunder may be terminated prior to the expiration of the Term under the following circumstances:
a.	Death. Executive's employment hereunder shall terminate upon his death.
b.
Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been unable to perform his duties hereunder on a full-time basis for a period of three (3) consecutive months, or for 180 days in any 12 month period (a "Disability"), the Company may, on 30 days written Notice of Termination (defined in Section 8(e)), terminate Executive's employment if Executive fails to return to the performance of his duties hereunder on a full-time basis within said period.

c.
Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate  Executive's employment upon the occurrence of any of the following:

i.
the willful and continued failure by Executive to substantially perform his material duties or obligations hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties or obligations, and provides the Executive with at least 30 days to effect a cure;

ii.
the willful engaging by Executive in misconduct which, in the reasonable opinion of the Board, will have a material adverse effect on the reputation, operations, prospects or business relations of the Company;

iii.	the conviction of Executive of any felony or the entry by Executive of any plea of nolo contendere in response to an indictment for a crime involving moral turpitude;
iv.	Executive abuses alcohol, illegal drugs or other controlled substances which impact Executive's performance of his duties;
v.	the material breach by Executive of a material term or condition of this Agreement.
vi.            For purposes of this Section 8(c), no act, or failure to act, on Executive's part shall be considered "willful" if it was done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for Cause without the following: (i) reasonable notice to Executive setting forth the reasons for the Company's intention to terminate his employment for Cause, (ii) an opportunity for Executive, together with his counsel, to be heard before the Board, and (iii) delivery to Executive of a Notice of Termination in accordance with Section 8(e).
d.
Termination Without Cause.   The  Executive's employment hereunder may be terminated without cause by either the Company or the Executive at any time upon at least 30 days' prior written notice.  The giving by the Company of notice of its intent not to extend the Term pursuant to Section 3 shall be deemed, at the option of the Executive, to be a termination of his employment without cause ("Deemed Termination").  Executive may exercise that option by giving written notice thereof to the Company within 30 days of his receipt of the notice of non-renewal.

e.
Notice of Termination. Any termination of Executive's employment (other than termination pursuant to Section 8(a)) shall be communicated by a Notice of Termination given by the terminating party to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

f.
Date of Termination.  "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 8(b), 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (iii) if a Deemed Termination occurs, upon the date of Executive's notice to the Company of exercise of his option to treat such event as a termination without Cause, and (iv) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be earlier than the date on which the Notice of Termination is given.

9.            Compensation upon Termination or During Disability.
a.
Disability.  During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 8(b), provided that payments so made to Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment, and the Company shall have no further obligation to the Executive.

b.
For Cause.  If Executive's employment is terminated for Cause, the Company shall pay Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligation to the Executive.

c.
Any other Reason.  If Executive's employment shall be terminated by the Company for a reason other than Death, Disability or Cause, or if Executive terminates his employment for Good Reason (defined below), upon Executive's execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective within 21 days following the Termination Date:

i.	the Company will continue to pay the Executive his Base Salary for a period of six months, payable at such intervals as salaries are paid generally to other executive officers of the Company;
ii.
the Executive shall continue to be eligible to participate in all medical, dental, vision and 401(k) plan benefits, including company match (collectively, "Benefits"), on the same terms and at the same level of participation and company contribution to the cost thereof, as in effect at the time of termination of employment for a period of six months following termination to the extent Executive remains eligible under the applicable employee benefit plans and to the extent Executive's eligibility is not contrary to, or does not negate, the tax favored status of the plans or of the benefits payable under the plan.  If Executive is unable to continue to participate in any employee benefit plan or program provided for under this Agreement, Executive shall be compensated in respect of such inability to participate through payment by GSE to Executive, in advance, of an amount equal to the annual cost that would have been incurred by GSE if the Executive were able to participate in such plan or program.

iii.
  Executive shall receive a prorated Bonus equal to the product of (I) the Bonus, if any, that the Executive would have earned for the calendar year in which the Date of Termination occurred had he been employed as of the last day of such year, based on the Company's actual results of operations for such year and (II) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year. The prorated Bonus shall be paid on the date that annual bonuses are paid to similarly situated employees, but in no event later than the date which not later than two and one-half (2 ½) months following the end of the calendar year in which the Date of Termination occurs.

d.
"Good Reason" shall mean the occurrence of any of the following: (a) Executive's duties, responsibilities or authority are materially reduced as compared to those of Executive's current position without his consent; (b) Executive's Base Salary (as the same may be increased at any time hereafter) or Bonus are reduced; (c) Executive's Benefits are either discontinued or materially reduced, in the aggregate; (d) Executive's primary office or location is moved more than fifty (50) miles from Executive's current office or location; or (e) either the Company or any successor company materially breaches this Agreement.

10.            Change of Control.
a.
If Executive terminates his employment for Good Reason within one year following the effective date of a Change of Control, Executive shall, in lieu of any benefits provided for in Section 9, continue to receive the Base Salary and Benefits that Executive is receiving as of the effective date of the Change of Control for a period of six (6) months from the date of termination of his employment.  Such Base Salary and Benefits shall be paid at such intervals as salaries are paid generally to other executive officers of the Company.

b.
In addition, the Executive shall also be entitled to receive, on the Date of Termination, an amount, payable in one lump sum, equal to 50% of the average of the Bonus amounts paid to Executive for the two years prior to the year in which the Change of Control takes place.

c.
In the event of Executive's decision to terminate employment for Good Reason, Executive must give notice to Company of the existence of the conditions giving rising to the termination for Good Reason within ninety (90) days of the initial existence of the conditions.  Upon such notice, Company shall have a period of thirty (30) days during which it may remedy the conditions ("Cure Period").  If the Company fails to cure the conditions constituting the Good Reason during the Cure Period to Executive's reasonable satisfaction, Executive's termination of employment must occur within a period of ninety (90) days following the expiration of the Cure Period in order for the termination to constitute a termination pursuant to Good Reason for purposes of this Agreement.

d.	For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
i.
Any Person (other than a Person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities; or

ii.
The stockholders of the Company approve: (x) a plan of complete liquidation of the Company (which includes a termination and liquidation of all Executive's rights under any arrangement governed by Section 409A of the Internal Revenue Code of 1986, as amended ("Code"); or (y) an agreement for the sale or disposition of all or substantially all the Company's assets; or (z) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

iii.
For purposes of this definition of Change in Control, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof, and "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and regulations under the 1934 Act.

11.            Successors; Binding Agreement.  This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, including the restrictive covenants provided for in Section 6, which Executive agrees shall be enforceable by any such successor or assign. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
12.            No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
13.            Fees and Expenses.   The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence, and reasonable attorney's fees) incurred by Executive as a result of a contest or dispute relating to this Agreement if such contest or dispute is settled or adjudicated on terms that are substantially in favor of Executive. In addition, the Company shall pay Executive interest, at the prevailing prime rate, on any amounts that are determined to be payable to Executive hereunder that are not paid when due.
14.            Representations and Warranties of Executive.  Executive represents and warrants to the Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Executive is under no physical or mental disability that would hinder his performance of duties under this Agreement.
15.            Life Insurance.  If requested by the Company, Executive shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Executive. Executive has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of Baltimore for healthy men of his age.
16.            Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.
17.            Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section).
18.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to conflict of laws.  Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Maryland.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
19.            409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and any exemption from Section 409A of the Code, and shall in all respects be administered in accordance with and interpreted to ensure compliance with Section 409A of the Code.  Executive's termination of employment under this Agreement shall be interpreted in a manner consistent with the separation from service rules under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treat as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of the payment.  Furthermore, if, at the time of termination of employment with the Company, Company has stock which is publicly traded on an established securities market and Executive is a "specified employee" (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Company shall postpone the commencement of the payment of such payment or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-deferral exception under Section 409A of the Code and are in excess of the lessor of two (2) times (i) Executive's then annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Executive's separation from service with the Company (within the meaning of Section 409A of the Code).  The accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six month period. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive's execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.
20.            Survival.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
21.            Acknowledgment of Full Understanding.  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GSE SYSTEMS, INC.

By:
 Kyle J. Loudermilk

 Bahram Meyssami, Executive

Exhibit A – Duties of the Chief Technology Officer
·	Oversee and actively manage the staff of the entire Technology organization.
·
Work with key stakeholders within (sales, Executive Team) and beyond the Company (customers) to understand the requirements for delivering Technology and Products to advance the Company goals in driving revenue and profitability growth.

·	Be responsible for the technical means and methods of developing and delivering Technology and Products to the marketplace.
·	Identify opportunities and risks for the business.
·	Monitor technology and trends that could impact the Company.
·	Participate in management decisions about corporate strategy, execution and governance.
·	Communicate the Company's technology strategy to partners, management, investors and employees.
·	Maintain current information about technology standards and compliance regulations.